Exhibit 99.1

Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact: PHONE: FAX:	Dennis Gershenson, President & CEO or Richard Smith, CFO (248) 350-9900 (248) 350-9925	FOR IMMEDIATE RELEASE

RAMCO-GERSHENSON AGREES TO PURCHASE
TWO MICHIGAN SHOPPING CENTERS

FARMINGTON HILLS, Mich., – Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has entered into agreements to purchase two Michigan shopping centers totaling approximately 671,000 square feet with an aggregate value of $128.0 million. The transaction is expected to close during the first quarter of 2005, subject to the completion of due diligence, standard closing conditions and lender approval on the existing financing in the amount of $72.1 million. The Company plans to fund the remainder of the transaction through a variety of sources, which may include the formation of an off-balance sheet joint venture.

The shopping centers are:

•	Hunter’s Square in Farmington Hills, Michigan. Tenants at the 357,508 square foot shopping center include Bed, Bath & Beyond, Border’s, the Gap, Marshalls, Michaels, Old Navy, Petco and TJ Maxx.

•	Winchester Center in Rochester Hills, Michigan. Tenants at the 313,543 square foot shopping center include Border’s, Cost Plus, Dick’s Sporting Goods, Linen ‘N Things, Marshalls, Michaels, Old Navy, Petsmart and Pier 1 Imports.

“The acquisition of these well-established, extremely successful shopping centers will be a wonderful addition to our portfolio. Both of the centers are primary shopping destinations in their respective trade areas and are tenanted by some of the best known national retailers”, said Dennis Gershenson, President and Chief Executive Officer. “These acquisitions, coupled with our announcement to purchase seven Florida shopping centers, bring the total of new assets to be acquired by the Company by the end of the first quarter of 2005 to over $260 million.”

Ramco-Gershenson Properties Trust has a portfolio of 72 shopping centers totaling approximately 15.2 million square feet of gross leasable area, consisting of 71 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com

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